Exhibit 99.1
93 West Main Street • Clinton, CT 06413 • (800) 286-5700

August 31, 2023

Jeffrey R. Gaudiosi, Esq.
Executive Secretary
Public Utilities Regulatory Authority
10 Franklin Square
New Britain, CT 06051
Dear Mr. Gaudiosi:
Connecticut Water Company is proud to provide water service to 60 Connecticut communities, serving over 107,000 customers in the state. As 200+ local employees, we are committed to providing clean, reliable drinking water and to serving of all our stakeholders: customers, communities, employees, investors and the environment. We know that our impact goes well beyond the tap, and that we’re responsible to all of our stakeholders, not just our investors.

From 2020 through January 2024, Connecticut Water will have completed more than $220 million in projects to protect water quality, address emerging contaminates and meet newly-proposed drinking water regulations. We’ve made investments to reduce greenhouse gas emissions, lower energy use and conserve water resources. We’ve invested in our water professionals, whose training and certifications benefit our communities every day. And, we’ve continued responsible and prudent replacement of our 1,800+ miles of water main to increase reliability, quality, and availability of water for public consumption and fire protection. We’re also not immune to the inflationary pressures of the current economy—in particular, rising prices in energy and chemicals—have had a direct impact on the cost of providing service to our customers and communities.

To that end, and pursuant to Regulations of Connecticut State Agencies §16-1-22(b), I am writing to provide notice of Connecticut Water’s intent to file a general rate case application with the Connecticut Public Utilities Regulatory Authority to amend its rate schedules within the next 60 days.

Connecticut Water will seek to increase annual revenues above current levels by approximately $21 million, or 18%1. As proposed, the new rates would only raise the cost of a gallon of water from 1.5 cents to 1.8 cents. We will also seek to expand our Water Rate Assistance Program and Water Conservation Rate, both the first in Connecticut when implemented in 2021.

The test year will be the 12-month period ending December 31, 2022 for rates to become effective July 1, 2024. The percentage increase may vary in some operating divisions, or by customer type, as the Company continues toward rate equalization consistent with the findings of the Company’s last rate proceeding.

Continued prudent and efficient investment in our communities’ water systems is our collective responsibility and obligation. We are committed to that prudency and efficiency in order to manage costs, and to represent the true value of the drinking water service we provide.

I look forward to sharing Connecticut Water’s story with you and demonstrating our ongoing commitment to customers, communities, employees, investors and the environment through the rate proceeding process.

Sincerely,
Craig J. Patla, P.E.
President, Connecticut Water

1 In the event that the Water Infrastructure and Conservation Adjustment application pending before PURA in Docket 20-12-30 WI06 is not approved as of the date the general rate application is filed, the request increase would be just over $22 million or 19%.